Exhibit 5.2

Noble Holding International Limited

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

Georgetown, Grand Cayman

Cayman Islands, BWI

8 February 2012

Ladies and Gentlemen:

Noble Holding International Limited (the “Company”)

We have acted as Cayman Islands counsel to the Company in connection with the proposed issue and sale of US$300 million aggregate principal amount of its 2.50% Senior Notes due 2017, US$400 million aggregate principal amount of its 3.95% Senior Notes due 2022 and US$500 million aggregate principal amount of its 5.25% Senior Notes due 2042 (collectively the “Notes”) pursuant to the Indenture (the “Original Indenture”) dated as of 21 November 2008 between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) to be dated as of 10 February 2012 by and among the Company, Noble Corporation (Cayman Islands) (the “Guarantor”) and the Trustee (the Original Indenture and Fourth Supplemental Indenture are herein collectively referred to as the “Indenture”).

Under the Fourth Supplemental Indenture, the Guarantor will guarantee, in general terms, the principal of, premium, if any, interest on and all other payment obligations of the Company due under the Indenture and the Notes (the “Guarantee”). The Notes will be three series of the Company’s senior debt securities, and the Guarantee will be a guarantee of the Guarantor, all registered on a Registration Statement on Form S-3 (Registration Nos. 333-171965 and 333-171965-01), as amended and supplemented (the “Registration Statement”), filed by the Company and the Guarantor with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We understand that Baker Botts L.L.P., United States counsel to the Company, will deliver its opinion relating to the Notes to be delivered under the Registration Statement.

1. Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation of the Company issued on 6 December 2004 and the Memorandum and Articles of Association of the Company as registered on 6 December 2004;

1.2	the Certificate of Incorporation of the Parent Guarantor issued on 12 February 2002 and the Memorandum and Articles of Association of the Parent Guarantor as adopted by special resolution dated 30 March 2009;

1.3	the written resolutions of the board of directors of the Guarantor adopted by written consent on 3 November 2011 and 3 February 2012 and the written resolutions of the Pricing Committee of the board of directors of the Guarantor (the “Pricing Committee”) dated 7 February 2012 (the “Pricing Committee Resolutions”) and the corporate records of the Guarantor maintained at its registered office in the Cayman Islands;

1.4	the resolutions of the board of directors of the Company adopted by written consent on 3 November 2011 and 3 February 2012 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.5	Certificates of Good Standing issued by the Registrar of Companies (the “Certificates of Good Standing”) of each of the Guarantor and the Company, which certificates we have assumed have been duly and validly issued by the Registrar of Companies;

1.6	a certificate from a director of each of the Guarantor and the Company, the form of which is annexed hereto (the “Directors’ Certificates”);

1.7	the Registration Statement;

1.8	the Original Indenture;

1.9	the Fourth Supplemental Indenture; and

1.10	the form of Notes.

2. Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Directors’ Certificates and the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Original Indenture, the Fourth Supplemental Indenture and the Notes will be or have been authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company and the Guarantor, as applicable, as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2	the Original Indenture, the Fourth Supplemental Indenture, and the Notes will be or are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3	the choice of the laws of the State of New York as the governing law of the Original Indenture, the Fourth Supplemental Indenture, and the Notes have, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	the Original Indenture and the Fourth Supplemental Indenture will be or have been duly executed and unconditionally delivered by an authorised director of the Company;

2.5	the Fourth Supplemental Indenture will be or has been duly executed and unconditionally delivered by an authorised director or officer of the Company and an Authorised Officer (as that term is defined in the Pricing Committee Resolutions) of the Guarantor;

2.6	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.7	all signatures, initials and seals are genuine;

2.8	all parties to the Original Indenture and the Fourth Supplemental Indenture have the power, authority and legal right under all relevant laws and regulations (other than the Company and the Guarantor, as applicable, as a matter of Cayman Islands law) to enter into, execute, unconditionally deliver and perform their respective obligations under the Original Indenture and the Fourth Supplemental Indenture;

2.9	the Notes will be issued and authenticated in accordance with the provisions of the Indenture; and

2.10	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3. Opinions

Based upon, and subject to, the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Guarantor is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands.

3.3	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Indenture and the Notes, including the issue of the Notes pursuant to the Indenture.

3.4	The Guarantor has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Fourth Supplemental Indenture, including the Guarantee.

3.5	The Notes have been duly authorised by the Company and when duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, the Notes will have been duly authorised and will be duly executed and delivered.

3.6	The execution, delivery and performance of the Fourth Supplemental Indenture, including the Guarantee, have been duly authorised by and on behalf of the Guarantor and, assuming the Fourth Supplemental Indenture has been executed and unconditionally delivered by an Authorised Officer (as defined in the Pricing Committee Resolutions) of the Guarantor, the Fourth Supplemental Indenture, including the Guarantee, has been duly executed and delivered on behalf of the Guarantor.

This opinion is given as of the date shown. We hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K of the Guarantor to be filed with the Commission on 9 February 2012 (the “Form 8-K”). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Form 8-K and we authorise them to so rely.

Yours faithfully

/s/ Maples and Calder

Maples and Calder